P14000049791

Florida Department of State
Division of Corporations
Electronic Filing Cover Sheet

2018 OCT 31 PM 4:87

Note: Please print this page and use it as a cover sheet. Type the fax audit number (shown below) on the top and bottom of all pages of the document.

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To:

Division of Corporations
Fax Number : (850)617-6380

From:

Account Name : INCORP SERVICES INC
Account Number : I20120000007
Phone : (702)866-2500
Fax Number : (702)866-2689

Enter the email address for this business entity to be used for future annual report mailings. Enter only one email address please.

Email Address: documents@incorp.com

RECEIVED 2018 OCT 31 AM 11:44 SECRETARY OF STATE TALLAHASSEE, FL

COR AMND/RESTATE/CORRECT OR O/D RESIGN

VET ONLINE SUPPLY INC.

Certificate of Status	0
Certified Copy	0
Page Count	10
Estimated Charge	$35.00

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NOV 01 2018
C MCNAIR

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2018 OCT 31 PM 1:27

COVER LETTER

TO: Amendment Section
Division of Corporations

NAME OF CORPORATION: VET ONLINE SUPPLY INC.

DOCUMENT NUMBER: P14000049791

The enclosed *Articles of Amendment* and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

Georgia Dorsam
Name of Contact Person

InCorp Services, Inc.
Firm/ Company

3773 Howard Hughes Pkwy. Suite 500S
Address

Las Vegas, NV 89169-6014
City/ State and Zip Code

documents@incorp.com
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

Georgia Dorsam at 800-246-2677
Name of Contact Person — Area Code & Daytime Telephone Number

Enclosed is a check for the following amount made payable to the Florida Department of State:

- ■ $35 Filing Fee
- ☐ $43.75 Filing Fee & Certificate of Status
- ☐ $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)
- ☐ $52.50 Filing Fee Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address
Amendment Section
Division of Corporations
P.O. Box 6327
Tallahassee, FL 32314

Street Address
Amendment Section
Division of Corporations
Clifton Building
2661 Executive Center Circle
Tallahassee, FL 32301

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Articles of Amendment
to
Articles of Incorporation
of

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VET ONLINE SUPPLY INC.

(Name of Corporation as currently filed with the Florida Dept. of State)

P14000049791

(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this *Florida Profit Corporation* adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

_______________ *The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."*

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

____
____
____

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

____
____
____

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent _______________

____
(Florida street address)

New Registered Office Address: _______________, Florida _______________
(City) *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

____
Signature of New Registered Agent, if changing

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If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

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(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:
P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.
Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ____ Change	____	____	____
____ Add			____
____ Remove			____
2) ____ Change	____	____	____
____ Add			____
____ Remove			____
3) ____ Change	____	____	____
____ Add			____
____ Remove			____
4) ____ Change	____	____	____
____ Add			____
____ Remove			____
5) ____ Change	____	____	____
____ Add			____
____ Remove			____
6) ____ Change	____	____	____
____ Add			____
____ Remove			____

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E. If amending or adding additional Articles, enter change(s) here:
(Attach *additional sheets, if necessary*). *(Be specific)*

Designate 2,000,000 shares of the Company's authorized preferred stock as "Series A Preferred Stock".

(see attached)

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

N/A

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The date of each amendment(s) adoption: October 25, 2018, if other than the date this document was signed.

Effective date if applicable: ______________________________

(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

Adoption of Amendment(s) **(CHECK ONE)**

☐ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval

by ______________________________."

(voting group)

■ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated October 30, 2018

Signature ______________________________

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Dan Rushford

(Typed or printed name of person signing)

President

(Title of person signing)

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ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
VET ONLINE SUPPLY, INC.

DESIGNATING
SERIES A PREFERRED STOCK

PURSUANT TO SECTION 607.0602 OF THE
FLORIDA BUSINESS CORPORATION ACT

Vet Online Supply, Inc a corporation organized and existing under Florida Business Corporation Act (hereinafter called the "Corporation"), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act ("FCBA"), DOES HEREBY CERTIFY:

FIRST: The name of the corporation is Vet Online Supply, Inc.

SECOND: The Board of Directors of the Corporation (the "Board") adopted resolutions on October 25, 2018 pursuant to the Corporation's Articles of Incorporation, as amended, and Sections 607.0602 (Terms of class or series determined by board of directors), 607.1002 (Amendment by Board of Directors) and 607.1006 (Articles of Amendment) of the FCBA, authorizing this Amendment, to designate 2,000,000 shares of the Company's authorized preferred stock as "Series A Preferred Stock." Shareholder action was not required.

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, a series of Preferred Stock, having a par value of $0.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

TERMS OF
SERIES A PREFERRED STOCK

Two million (2,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Preferred Stock" with the following rights, preferences, powers, privileges, restrictions, qualifications, and limitations:

1. Voting. The shares of Series A Preferred Stock shall have no right to vote on any matters subject to the vote of the stockholders of the Corporation, other than as required by law including pursuant to FCBA Section 607.1004.

2. Dividends. The Series A Preferred Stock shall not be entitled to any dividends or distributions.

3. Liquidation, Dissolution, or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the remaining assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock of the Corporation, including the Series B Preferred Stock, liquidating distributions in an amount equal to the purchase price paid by the holder of such Series A Preferred Stock, constituting the principal amount and any accrued, but unpaid, interest, if any, on the 8% Secured Convertible Notes which were converted into such shares of Series A Preferred Stock (the "Purchase Price"). If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, holders of the Series A Preferred Stock will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to

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which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

For purposes of this Section 3, a distribution of assets in any dissolution, winding up, liquidation or reorganization shall not include (a) any consolidation or merger of the Corporation with or into any other corporation, or (b) any domestication into another jurisdiction; provided, that in each such case, effective provision is made in the Articles or Certificate of Incorporation, as the case may be, of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of Series A Preferred Stock.

4. **Conversion.**

(a) Subject to the conditions herein contained, a holder of shares of Series A Preferred Stock, at any time or from time to time, upon written notice to the Corporation (the "Conversion Notice"), without the payment of additional consideration by the holder thereof, may convert, in whole or in part, each outstanding share of Series A Preferred Stock standing in the holder's name on the books of the Corporation, into ten (10) shares of fully paid and nonassessable shares of Common Stock of the Corporation. Upon receipt by the Corporation or its designee of a surrendered stock certificate or certificates representing the shares of Series A Preferred Stock to be converted, with an appropriate endorsement thereon, as may be prescribed by the Board of Directors, such holder shall be entitled to receive a certificate or certificates representing the ten (10) shares of Common Stock for each share of Series A Preferred Stock being converted, and such holder shall be deemed to be a holder of record of said shares of Common Stock, and no longer a holder of such shares of Series A Preferred Stock, as of the date of the Conversion Notice.

i. In connection with any cancellation of any shares of Series A Preferred Stock upon conversion of the same into Common Stock, the Corporation shall issue a certificate or certificates for fractions of a share of Common Stock. Any shares of Series A Preferred Stock which have been converted shall be cancelled and shall not be issuable by the Corporation as Series A Preferred Stock.

ii. The Corporation shall at all times reserve and keep available, out of its authorized and unissued capital stock, solely for the purpose of effecting the conversion of shares of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Series A Preferred Stock from time to time outstanding.

iii. The Corporation shall pay all documentary, stamp, transfer, issue or other transactional taxes, if any, incurred in respect of the issuances of shares of Common Stock on conversion of shares of Series A Preferred Stock;

iv. All shares of Common Stock which may be issued upon conversion of shares of Series A Preferred Stock will be, upon issuance by the Corporation, duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance of such shares and the Corporation shall take no action which will cause a contrary result.

v. The reference to Common Stock herein shall be deemed to include shares of any class into which said Common Stock may be changed. Notwithstanding any provision of this Articles of Incorporation or of law, by reason of which limited or unlimited preemptive rights are otherwise conferred upon the holders of any class of shares of the Corporation, no preemptive right shall accrue solely by reason of the issuance by the Corporation of shares in satisfaction of the conversion rights and privileges of the holders of the Series A Preferred Stock as aforesaid.

(b) Adjustments. The Conversion Price and Conversion Rate shall be subject to adjustment from time to time only as follows:

i. *Stock Splits and Combinations.* If at any time or from time to time on or after the date of the first issuance of any shares of the Series A Preferred Stock (the "**Original Issue Date**") the outstanding shares of Common Stock shall be subdivided into a greater number of shares (whether pursuant to a stock split or otherwise) or outstanding shares shall be combined into a smaller number of shares (whether pursuant to a reverse stock split or otherwise), the Conversion Price in effect at the opening of business on the business day next succeeding the day upon which such subdivision

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or combination becomes effective shall be decreased or increased, as the case may be, to an amount equal to the Conversion Price so in effect, multiplied by a fraction, the numerator of which shall be the number of shares outstanding immediately before such subdivision or combination becomes effective and the denominator of which shall be the number of shares outstanding at the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective, such increase or decrease becoming effective immediately after the opening of business on the business day next succeeding the day upon which such subdivision or combination becomes effective.

ii. *Recapitalization or Reclassification.* If at any time or from time to time on or after the Original Issue Date the Corporation shall issue any securities by recapitalization or reclassification of the Common Stock, each share of Common Stock into which a share of the Series A Preferred Stock may immediately prior thereto be converted shall be replaced for the purposes hereof by the securities issuable or distributable in respect to each such share of Common Stock upon such recapitalization or reclassification and appropriate adjustment of the Conversion Rate in effect immediately prior to such recapitalization or reclassification shall be made, such adjustment to become effective immediately after the opening of business on the day on which such recapitalization or reclassification shall become effective. If, as a result of an adjustment made pursuant to this Subsection 4(b)ii, the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Corporation, such holders of the Series A Preferred Stock shall be entitled to receive such securities as would the holder of such number of shares of Common Stock at that time be obtainable upon conversion of such shares of Series A Preferred Stock into shares of Common Stock.

iii. *Merger or Reorganization, etc.* If at any time or from time to time on or after the Original Issue Date there shall occur any consolidation or merger of the Corporation with or into another entity, or in case of any sale, lease, mortgage, pledge, conveyance or other disposition to another entity of all or substantially all the property of the Corporation, each holder of a share of Series A Preferred Stock then outstanding and thereafter remaining outstanding shall have the right thereafter to convert each share held into the kind and amount of shares, other securities, cash and property receivable upon such transaction by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such transaction; in the case of a merger, consolidation or reorganization, effective provision shall be made in the certificate of incorporation or other organizational document of the resulting or surviving entity or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series A Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares, other securities, cash and property deliverable upon conversion of the shares of Series A Preferred Stock remaining outstanding or other convertible shares or securities received by the holders in place thereof, and any such resulting or surviving entity shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the shares of Series A Preferred Stock remaining outstanding, or other convertible shares or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights as above provided.

iv. *Common Stock Dividends and Distributions.* If on or after the Original Issue Date the Corporation at any time or from time to time issues, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, the Conversion Price that is then in effect shall be decreased by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as the case may be, and (y) the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such

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dividend or distribution is not paid in full on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of additional shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution. The Corporation will not pay any dividend or make any distribution of Common Stock held in the treasury of the Corporation.

v. *Adjustments for Other Dividends and Distributions.* If at any time or from time to time on or after the Original Issue Date, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in cash or other property or rights and the provisions of Subsection 4(b)iv above do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of such Common Stock, a dividend or other distribution of such securities, cash or other property or rights in an amount equal to the amount of such securities, cash or other property or rights as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(c) Adjustments for Dilutive Issuances. If at any time or from time to time on or after the Original Issue Date the Corporation shall issue or sell any shares of Common Stock or any securities or other instruments convertible into or exercisable or exchangeable for shares of Common Stock at or for a consideration per share less than the Conversion Price (the "New Price") in effect immediately prior to such issue or sale, then immediately upon such issue or sale the Conversion Price shall be reduced to a price equal to the product of (i) the New Price, times (ii) ten (10).

(d) Notice of Adjustment. Whenever the Conversion Rate and Conversion Price are adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Rate and Conversion Price in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted Conversion Rate and Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for any shares of Common Stock or derivative securities issued and included in the computations of such adjustment, and such written instrument shall promptly be delivered to the holders of the Series A Preferred Stock.

5. Redemption. Commencing on the first anniversary of the Original Issue Date, the Corporation shall, as of a date within ten (10) days after receipt of a written notice (a "Notice of Redemption") from any holder of the Series A Preferred Stock (in each case, a "Redemption Date"), at such holder's option, at any time (or from time to time), redeem such shares of Series A Preferred Stock, in whole or in part as designated by such holder, for a redemption price equal to $10.00 per share of Series Preferred Stock (the "Redemption Price"). The Corporation shall pay the Redemption Price to such redeeming holder by wire transfer of immediately available funds on or prior to the Redemption Date to such account or accounts as may be designated by such redeeming holder to the Corporation. The Notice of Redemption shall include the number of Series A Preferred Stock to be redeemed (the "Redeemed Shares") and the account or accounts to receive the Redemption Price and shall be accompanied by the certificates for the Redeemed Shares (the "Original Certificate"). If the Original Certificate for the Redeemed Shares includes more than the number of Redeemed Shares, the Corporation shall issue to the holder a new certificate for the number of shares of Series A Preferred Stock which number shall be calculated by subtracting the number of Redeemed Shares from the number of shares of Series A Preferred Stock represented by the Original Certificate.

6. Notice of Events.

(a) In case at any time or from time to time on or after the Original Issue Date: (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; or (ii) of any recapitalization or reclassification of the capital stock of the Corporation (other than a subdivision or combination of

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outstanding shares of Common Stock); or (iii) of any consolidation or merger to which the Corporation is a party or of the sale, lease, mortgage, pledge, conveyance or other disposition of all or substantially all of the property of the Corporation; or (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be mailed to the record holders of the Series A Preferred Stock at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend or distribution, or, if a record is not be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend or distribution are to be determined or (y) the date on which such recapitalization, reclassification, consolidation, merger, sale, lease, mortgage, pledge, conveyance, other disposition, dissolution, liquidation or winding up is expected to become effective, the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such recapitalization, reclassification, consolidation, liquidation, merger, sale, lease, mortgage, pledge, conveyance, other disposition, dissolution, liquidation or winding-up, and the terms and conditions of such exchange.

(b) In the event at any time or from time to time on or after the Original Issue Date the Corporation shall issue or sell any Common Stock or derivative securities or other instruments that are or any reason not considered to be the issuance of Common Stock or derivative securities pursuant to Subsection 4(c) above, then, promptly following each such event, the Corporation shall cause to be mailed to the record holders of the Series A Preferred Stock a notice that identifies the parties, describes in reasonable detail the terms and conditions of the issuance or sale and states the reasons why the issuance or sale is covered by Subsection 4(c).

RESOLVED, FURTHER, that any executive officer of the Corporation be and the same hereby is, authorized and directed to prepare and file an Articles of Amendment designating the Preferences, Rights and Limitations of the Series A Preferred Stock in accordance with the foregoing resolution and the provisions of Florida law.

IN WITNESS WHEREOF, the undersigned have executed these Articles of Amendment this October 25, 2018.

VET ONLINE SUPPLY, INC.

By: [signature]
Daniel Rushford, CEO and Chairman

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